EXHIBIT 10.23

ZIX CORPORATION
RESTRICTED STOCK AGREEMENT

Qualified Performance Based Award

This Restricted Stock Agreement (this “Agreement”) is effective as of the grant date set forth in the Grant Details section below (“Grant Details”) with respect to the Restricted Shares (defined below) described in the Grant Details which are granted by Zix Corporation, a Texas corporation (the “Company”), to the person (“Grantee”) named in the Grant Details.  The Company wishes to recognize Grantee’s contributions to the Company, and to encourage Grantee's sense of proprietorship in the Company, by providing Grantee with Shares of Restricted Stock of the Company as described below.

1)	Grant Details

Pursuant to and subject to the Zix Corporation Amended and Restated 2012 Incentive Plan (the “Plan”) and this Agreement, the Company hereby grants to Grantee, effective on the grant date indicated below (“Grant Date”), the number of shares (“Shares”) of the Company’s common stock, par value $0.01 (“Stock”) indicated below:

Grantee
Number of Shares
Grant Date
Vesting Schedule

The Shares are divided into three equal tranches, with one tranche allocated to each annual performance period (2016, 2017 and 2018). The Shares will vest pro rata over three years on the Grant Date anniversary, subject to the Company’s achievement of, for the tranche of Shares allocated to an annual performance period, the performance based vesting condition for that performance period.

Performance‑based Vesting Conditions

The vesting of the Shares in each tranche is conditioned on the written certification of the Compensation Committee of the Board (the “Committee”) of the Performance Goal (defined below) that was achieved for the annual performance period relevant for that tranche of Shares. Depending on the Performance Goal level that is achieved for the relevant performance period, either zero Shares will vest from the tranche allocated to that performance period or between 50% and 100% of the Shares will vest from the tranche allocated to that performance period. The Performance Goal achievement level and the number of Shares that vest will be calculated separately for each annual performance period.

Performance Goal

The performance goal for each annual performance period is the dollar amount of new first year orders established in the Company’s budget for that year as approved by its Board or such other performance metric as determined by the Board each year in determining the applicable performance metric (the “Performance Goal”).

Vesting Levels

The achievement or exceeding of the Performance Goal for a performance period will result in the vesting of 100% of the tranche of Shares allocated to that performance period.

The achievement of 90% of the Performance Goal for a performance period (the “Minimum Performance Goal”) will result in the vesting of 50% of the tranche of Shares allocated to that performance period.

Any level of achievement between 90% and 100% of the Performance Goal for a performance period will result in the vesting of a portion of the tranche of Shares allocated to that performance period determined by interpolation on a straight-line basis. For example, if the Company were to achieve 95% of the Performance Goal for a performance period, then 75% of the Shares allocated to that performance period would vest.

Performance‑Based Forfeitures

The tranche of Shares allocated to each annual performance period will automatically terminate and be forfeited if the Company’s Performance Goal in that Performance Period, as determined by the Committee, is less than the Minimum Performance Goal for that performance period.

2)	Terms

By accepting the Shares, Grantee is deemed to agree to the terms of the Plan and this Agreement, including but not limited to the restrictions imposed by section 5) of this Agreement.

3)	Terms of the Plan Govern

The terms contained in the Plan are incorporated into and made a part of this Agreement. This Agreement is governed by the terms of the Plan and it is subject to and will be construed in accordance with the Plan. The terms of the Plan govern and control any conflict between the terms of the Plan and this Agreement. All capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.  This grant of Shares and this Agreement are subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy adopted by the Board, as amended from time to time, and any other compensation recoupment policy adopted from time to time by the Board or any committee of the Board.

“Restricted Period” means, as to any Share, the period before the expiration of the restrictions on that Share imposed under section 5) of this Agreement, during which period that Share is a Restricted Share.

“Restricted Share” means a Share that is subject to the restrictions imposed by section 5) of this Agreement. All shares of the Company’s Stock or other securities that are issued in replacement of or with respect to any Restricted Shares, whether issued in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock or otherwise, also are deemed to be Restricted Shares.

4)	Condition for Grant

As a condition of accepting this grant of Shares and this Agreement, Grantee must have a brokerage account with the Company’s authorized administrative stock brokerage, which is currently Merrill Lynch (“Broker”).

5)	Restrictions

From the Grant Date until the end of the Restricted Period as to any particular Share, that Share is deemed a Restricted Share. Each Restricted Share is subject to all of the following restrictions:

a)

Restricted Shares cannot be sold, transferred, exchanged, assigned, pledged, encumbered or hypothecated to or in favor of any person other than the Company or a Subsidiary, or be subjected to any lien, obligation or liability of Grantee to any other person other than the Company or a Subsidiary.

b)

Any time there is an interruption of Grantee’s Continuous Service for any reason other than those contemplated section 6) below, Grantee will immediately and automatically forfeit all right, title and interest in and to Restricted Shares, the Restricted Shares will automatically revert to the Company, and Grantee will not be entitled to any consideration for those Restricted Shares.

6)	Expiration and Termination of Restrictions

Except as otherwise provided in Grantee’s Employment Termination Benefits Agreement or any other employment, severance or similar agreement between the Company and Grantee, if any, the restrictions imposed under section 5) above expire on the earliest to occur of the following:

a)

as to any particular Restricted Share, on the vesting dates and subject to the vesting conditions described in the Grant Details (each, a “Vesting Date”), if and only if Grantee is on each applicable Vesting Date either a full time employee or full time individual contractor of the Company or a Subsidiary;

b)	as to all of the Restricted Shares, upon Grantee’s death or termination of Continuous Service by reason of his or her Disability; or
c)	as to all of the Restricted Shares, as provided in Section 14.6 of the Plan in connection with a Change in Control.

7)	Delivery and Form of Restricted Shares

Restricted Shares will be registered in the name of Grantee as of the Grant Date. The Company may issue the Restricted Shares in either certificated or uncertificated form. The Company has the right to hold certificated Restricted Shares during the Restriction Period, for purposes of enforcing the restrictions imposed under section 5) above. If the Company chooses to deliver to Grantee a stock certificate for Restricted Shares registered in Grantee’s name, that stock certificate will bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between Zix Corporation and the registered owner of the shares represented hereby. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Zix Corporation.”

8)	Delivery and Form of Unrestricted Shares

After the expiration of the Restricted Period as to formerly Restricted Shares, the Company shall deliver the unrestricted Shares to Grantee or, upon Grantee’s request, to Grantee’s designee. The Company may choose to deliver the Shares in either certificated or uncertificated form. If the Company chooses to deliver a stock certificate, it will not contain the above legend. The Company is entitled to delay delivery of the Shares for a reasonable period in order to comply with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

9)	Voting Rights

Grantee is the beneficial owner of the Restricted Shares and has full voting rights during the Restricted Period with respect to the Restricted Shares.

10)	Dividends

Any dividend that is declared and paid with respect to Restricted Shares will be automatically reinvested in additional Restricted Shares, which will be subject to the same restrictions as the related Restricted Shares (or, if such reinvestment is not possible due to Share availability under the Plan, any such cash dividends or other cash distributions shall be accrued by the Company during the Restricted Period and paid to Grantee only if and when the related Restricted Shares vest and become non-forfeitable as provided in section 6) above, and any such accrued dividends shall be paid to Grantee no later than 30 days after the applicable Vesting Date).

11)	Successors

This Agreement is binding upon any successor of the Company.

12)	Notice

Notices under this Agreement must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Zix Corporation, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13)	Grant Conditioned on Employee Obligations

This grant of Shares and Grantee’s rights under this Agreement are subject to and conditioned upon Grantee’s full compliance with Grantee’s Confidentiality and Invention Agreement with the Company or its Subsidiary, or any similar agreement with the Company or its Subsidiary. If in any dispute between Grantee and the Company or its Subsidiary a court or arbitrator determines that Grantee did not comply in any respect with that agreement, the Company will be entitled to receive from Grantee all Shares, or if Grantee has sold, transferred or otherwise disposed of the Shares, the Fair Market Value of the Shares on the date of sale, transfer or other disposition. This provision will survive any termination or expiration of this Agreement.

14)	Tax Withholding

The Company or any employer Subsidiary has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy taxes required by law to be withheld by the Company or any employer Subsidiary with respect to any taxable event arising as a result of the vesting of the Shares. Subject to any contractual or legal limitations or restrictions imposed on the Company or any employer Subsidiary (including under any credit or similar agreement), the withholding requirement may be satisfied, in whole or in part, by withholding from the Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

15)	Continued Employment or Service Not Guaranteed

Nothing in this Agreement, the Plan or any document describing the Plan or this Agreement, or the grant of any Shares, gives Grantee the right to continue employment or service with the Company or any Subsidiary or affects the right of the Company or a Subsidiary to terminate the employment or service of Grantee with or without Cause.

16)	Governing Law

This Agreement is governed by and will be construed, interpreted and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules).

17)	Injunctive Relief

In addition to all other rights or remedies available at law or in equity, the Company is entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

18)	Amendment; Termination

The Committee may amend or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of the Shares determined as if they were fully vested on the date of such amendment or termination.

19)	Modifications in Writing

No amendment of this Agreement or waiver of any provision of this Agreement is binding on the Company unless it is in a writing signed by the Company.

20)	No Deemed Waivers

No failure by the Company to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition. No waiver of any of provision of this Agreement will be deemed to occur, or to constitute a waiver of any other provision of this Agreement, or to constitute a continuing waiver, unless that waiver is in a writing signed by the party against whom the waiver is asserted.

21)	Blue-penciling

If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

22)	Further Acts

Grantee will execute all documents, provide all information and take or refrain from taking all actions as the Company deems necessary or appropriate to achieve the purposes of this Agreement.

23)	Electronic Signatures

This Agreement may be digitally signed by Grantee. By accepting the Restricted Shares on the Broker’s online system, Grantee agrees to the terms of this Agreement together with the pertinent Plan documents found in the Communications Center on the Broker’s website. By failing to accept the Shares on the Broker’s online system, Grantee forfeits all rights to the Shares. Evidence of Grantee’s acceptance of the Shares will be captured and stored in electronic format in the Broker’s database, and that electronic acceptance will create and evidence a binding contract between Grantee and the Company.

ZIX CORPORATION

By:

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